EL CHICO RESTAURANTS, INC.
                             12200 Stemmons
                               Suite 100
                          Dallas, Texas  75234



                NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                         To Be Held May 8, 1997



   To the Shareholders
   of El Chico Restaurants, Inc.:


        NOTICE IS HEREBY GIVEN that the annual meeting of shareholders of El Chico Restaurants, Inc. (the "Company"), will be held at The Texas Commerce Bank Tower, 2200 Ross Avenue, 7th Floor, Dallas, Texas, on Thursday, May 8, 1997, at 10:00 a.m., Dallas time, for the following purposes.

             1. To elect five directors of the Company to hold office until their respective successors shall have been duly elected and qualified.

             2. To transact such other business as may properly come before the meeting or any adjournments thereof.

        The Board of Directors has fixed the close of business on Thursday, March 27, 1997, as the record date for determination of shareholders entitled to notice of and to vote at the annual meeting.

        Whether or not you expect to attend the meeting in person, you are urged to mark, sign, and date the enclosed form of proxy and return the same promptly so that your shares of stock may be represented and voted at the meeting. You may revoke your proxy at any time before it is voted.


                                 BY ORDER OF THE BOARD OF DIRECTORS



                                 SUSAN R. HOLLAND
                                 Secretary


   Dallas, Texas
      April 8, 1997

                      EL CHICO RESTAURANTS, INC.
                            12200 Stemmons
                              Suite 100
                         Dallas, Texas  75234


                           PROXY STATEMENT
                                 FOR
                    ANNUAL MEETING OF SHAREHOLDERS
                        To Be Held May 8, 1997


               SOLICITATION AND REVOCABILITY OF PROXIES

        The accompanying proxy is solicited by the Board of Directors of El Chico Restaurants, Inc., a Texas corporation (the "Company"), to be voted at the annual meeting of the shareholders of the Company (the "Meeting") to be held Thursday, May 8, 1997, at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders (the "Notice"). When proxies in the accompanying form are properly executed and received, the shares thereby will be voted at the Meeting in accordance with the directions noted thereon;if no direction is indicated, such shares will be voted for the election of directors.

        Management does not intend to present any business at the Meeting for a vote other than the matters set forth in the Notice and has no information that others will do so. If other matters requiring a vote of the shareholders properly come before the Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the shares represented by the proxies held by them in accordance with their judgment on such matters.

        Any shareholder giving a proxy may revoke that proxy at any time before it is voted. A proxy may be revoked by filing with the Secretary of the Company a written revocation or duly executed proxy bearing a date subsequent to the proxy being revoked. Any shareholder may attend the Meeting and vote in person whether or not such shareholder has previously returned a properly executed proxy to the Company.

        In addition to the solicitation of proxies by use of the mail, officers and other employees of the Company may solicit the return of proxies. Brokerage houses and other custodians, nominees and fiduciaries will be requested to forward solicitation material to the beneficial owners of stock.

        The cost of preparing, printing, assembling and mailing the Notice, this Proxy Statement, the form of proxy enclosed herewith and any additional solicitation material, as well as the cost of forwarding solicitation material to the beneficial owners of stock, is to be borne by the Company. This Proxy Statement and the accompanying Notice are first being sent to the shareholders of the Company on or about April 8, 1997.

                        QUORUM AND VOTING

        The presence, in person or by proxy, of the holders of a majority of the outstanding shares of common stock, $.10 par value, of the Company ("Common Stock") entitled to vote is necessary to constitute a quorum with respect to each matter to be considered at the Meeting.
   If a quorum is not present or represented at the Meeting, the shareholders entitled to vote thereat, present in person or represented by proxy, may adjourn the Meeting from time to time without notice or other announcement until a quorum is present or represented. Assuming the presence of a quorum, the affirmative vote of the holders of a plurality of the shares of Common Stock voting at the Meeting is necessary for the election of directors. An automated system administered by the Company's transfer agent tabulates the votes. Abstentions and broker non-votes are each included in the determination of the number of shares present for determining a quorum. Each proposal is tabulated separately. Abstentions are counted in tabulations of the votes cast on proposals presented to shareholders, whereas broker non-votes are not counted as voting for purposes of determining whether a proposal has received the necessary number of votes for approval of the proposal.

        The record date for the determination of shareholders entitled to notice of and to vote at the Meeting was the close of business on March 27, 1997. At that date, there were 3,696,335 shares of Common Stock issued and outstanding. Each of such shares is entitled to one vote in each matter to be acted upon at the Meeting. The Company's Articles of Incorporation deny cumulative voting.


        PRINCIPAL SHAREHOLDERS AND STOCK OWNERSHIP OF MANAGEMENT

        The following table sets forth as of March 27, 1997, unless otherwise indicated, (i) the stock ownership of the persons or entities known by management beneficially to own more than 5% of the Common Stock, (ii) the number of shares of Common Stock beneficially owned by each director and nominee, (iii) the number of shares owned by each of the persons named in the Summary Compensation Table, and (iv) the number of shares of Common Stock beneficially owned by all directors and executive officers of the Company as a group.

                                 Amount and Nature of     Percent
       Name                    Beneficial Ownership(1)    of Class
   ----------------            -----------------------    --------
   Wallace A. Jones                    102,500  (2)         2.7%
   Lawrence E. White                    58,259  (2)         1.6%
   Charles A. Cooper                    36,193  (2)         *
   Michael E. Sick                      11,072  (2)         *
   Mark P. Lamm                          8,645  (2)         *
   Joseph S. Thomson                    40,500  (2)         1.1%
   Jack D. Knox                         22,000  (2)         *
   Joseph V. Mariner, Jr.               15,796  (2)         *
   Grahame N. Clark, Jr.                15,000  (2)         *
   Robert Fleming, Inc.                409,500  (3)         11.1%
   Dimensional Fund Advisors Inc.      305,400  (4)         8.3%
   The TCW Group, Inc.                 253,300  (5)         6.9%
   Fleet Financial Group, Inc.         233,600  (6)         6.3%
   Brinson Partners, Inc.              227,300  (7)         6.1%
   Greenbrier Partners, Ltd.           187,300  (8)         5.1%
   All directors and executive officers as
   a group  (10 persons)               343,676  (2)         8.6%

   *    Less than one percent.

   (1) Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Except as noted, the listed individuals have sole investment power and sole voting power as to all shares of stock of which they are identified as being the beneficial owners.

   (2) Includes shares which may be acquired within 60 days of the record date pursuant to the exercise of stock options as follows: Mr. Jones - 100,000 shares; Mr. White - 55,000 shares; Mr. Cooper - 30,000 shares; Mr. Sick -11,000 shares; Mr. Lamm - 6,000 shares; Mr. Thomson
   - 21,000 shares; Mr. Knox - 21,000 shares; Mr. Mariner - 11,000 shares; Mr. Clark - 11,000 shares; and all directors and executive officers as a group - 296,000 shares.

   (3) The principal business address of Robert Fleming Inc. ("Fleming") is 320 Park Avenue, 11th Floor, New York, NY 10022. Based on a
   Schedule 13G, filed by Fleming with the Securities and Exchange Commission ("Commission") on February 14, 1997, Fleming has shared voting and shared dispositive power over 409,500 shares.

   (4) The principal business address of Dimensional Fund Advisors, Inc. ("Dimensional") is 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401. Based on a Schedule 13G, filed by Dimensional with the Commission on February 7, 1997, Dimensional, a registered investment advisor, is deemed to have beneficial ownership of 305,400 shares of Common Stock as of December 31, 1996, all of which shares are held in portfolios of DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified employee benefit plans, for all of which Dimensional serves as investment manager. Dimensional disclaims beneficial ownership of all such shares.

   (5) The principal business address of The TCW Group, Inc. ("TCW") is 865 South Figueroa Street, Los Angeles, CA 90017. Based on a Schedule 13G, filed by TCW and Mr. Robert Day with the Commission on February 12, 1997, TCW, a Parent Holding Company is deemed to have beneficial ownership of 253,300 shares of Common Stock as of December 31, 1996. The Schedule 13G of TCW and Robert Day discloses that TCW, through its subsidiary, Trust Company of the West, has sole voting power over 253,300 shares and sole dispositive power over 253,300 shares. In addition, the Schedule 13G discloses that Robert Day, an individual who may be deemed to control TCW, has sole voting power over 253,300 shares and sole dispositive power over 253,300 shares. The address of Mr. Day is 200 Park Avenue, Suite 2200, New York, NY 10166. In addition, Mr. Day may be deemed to control certain entities that are not subsidiaries of TCW, including Oakmont Corporation, a registered investment adviser, and Cypress International Partners Limited, also a registered investment adviser.

   (6) The principal business address of Fleet Financial Group, Inc. ("Fleet") is One Federal Street, Boston, MA 02109. Based on a
   Schedule 13G, filed by Fleet with the Commission on February 13, 1997, Fleet, a Parent Holding Company, is deemed to have beneficial ownership of 233, 600 shares of Common Stock as of December 31, 1996. These shares were acquired by and for the benefit of three subsidiaries of Fleet, Fleet Investment Advisors, Fleet Trust & Investment Services Co. and Fleet National Bank. These subsidiaries each have the right to receive dividends and proceeds from the sale of such shares. The Schedule 13G of Fleet discloses that Fleet has sole voting power over 218,600 shares, sole dispositive power over 230,100 shares and shared dispositive power over 3,500 shares.

   (7) The principal business address of Brinson Partners, Inc. ("Brinson") is 209 South Lasalle, Chicago, IL 60604-1295. Brinson, a Parent Holding Company and an investment advisor, is deemed to have beneficial ownership of 227,300 shares of Common Stock as of December 31, 1996. Brinson's Schedule 13G, filed with the Commission on February 12, 1997, reported that Brinson was filing the Schedule 13G on behalf of itself, Brinson Trust Company ("BTC"), Brinson Holdings, Inc. ("BHI"), SBC Holding (USA), Inc. ("SBCUSA") and Swiss Bank Corporation ("SBC"). BTC is a wholly-owned subsidiary of BPI. BPI is a wholly-owned subsidiary of BHI. BHI is a wholly-owned subsidiary of SBCUSA. SBCUSA is a wholly-owned subsidiary of SBC. As reported on the Schedule 13G, Brinson has shared voting power over 227,300 shares and shared dispositive power over 227,300 shares; BTC has shared voting power over 61,424 shares and shared dispositive power over 61,424; BHI has shared voting power over 227,300 shares and shared dispositive power over 227,300 shares; SBCUSA has shared voting power over 227,300 shares and shared dispositive power over 227,300 shares; and SBC has shared voting power over 227,300 shares and shared dispositive power over 227,300 shares.

   (8) Based on a Schedule 13D filed by Greenbrier Partners, Ltd. ("Greenbrier") and Rowe Family Partnership, Ltd. ("Rowe") with the Commission on February 14, 1997, Greenbrier has sole voting and dispositive power over 181,300 shares and Rowe has sole voting and dispositive power over 6,000 shares. Frederick E. Rowe, Jr. is the general partner of both partnerships. The address of Greenbrier and Rowe is 1901 North Akard, Dallas, TX 75201.

                      ELECTION OF DIRECTORS
                              (Proposal 1)


        The persons named in the enclosed form of proxy, unless such proxy specifies otherwise, intend to vote the shares represented by such proxy for the election of the nominees listed below to hold office until their respective successors shall have been duly elected and qualified.

        The Company's Bylaws fix the number of directors at seven, and five directors will be elected. Proxies cannot be voted for a greater number of persons than the nominees named. Each of the nominees listed below is currently a director of the Company.

        Information regarding each nominee is set forth in the table and text below.


     Nominee                     Age      Position with Company
   ----------------------       ----      ---------------------
   Joseph S. Thomson (1)         67       Chairman of the Board

   Wallace A. Jones (2)          45       President, Chief Executive
                                          Officer and Director

   Grahame N. Clark, Jr. (1)     54       Director

   Jack D. Knox (1)              59       Director

   Joseph V. Mariner, Jr. (1)    76       Director
   ___________________

   (1) Member of the Executive Committee, Compensation and Benefits Committee, and the Audit Committee.

   (2)  Member of the Executive Committee.


      If any of the nominees for director should become unavailable to stand for election as a director, the shares represented by the proxy will be voted for such person or persons as may be nominated by the Board of Directors. The Company has no reason to believe that any of the nominees will be unavailable to serve as a director.

      Directors are elected annually by the Company's shareholders and hold office until their successors are elected and qualified.
   Officers are elected annually by the Board of Directors and serve at the pleasure of the Board.

      Joseph S. Thomson was elected as Chairman of the Board of the Company in November 1994. Mr. Thomson has been a franchisee of the Company since 1969 and currently owns and operates six franchised El Chico restaurants located in Conway, Arkansas; Fort Smith, Arkansas; Fayetteville, Arkansas; Marshall, Texas; Meridian, Mississippi;
   and Jackson, Mississippi. Mr. Thomson has been involved in the operation of several other franchised restaurant concepts since June 1993 and in residential and commercial real estate development since the late 1950s and has owned and operated the Century 21/Page One Real Estate Company in Texarkana, Texas since 1976. He has been a director of the Company since September 1987.

      Wallace A. Jones has been involved in the restaurant industry for over 20 years. From 1974 to October 1986 he held various positions at Casa Bonita, Inc., owner of the Taco Bueno chain of restaurants. From October 1986 to January 1989 he served as President and Chief Executive Officer of Prufrock Restaurants, Inc., owner of the Black-eyed Pea chain of restaurants. From March 1989 to October 1989 he served as Chief Operating Officer, and from October 1989 to May 1990 he served as President and Chief Executive Officer, of Warburtons, Inc., a bakery cafe chain. From May 1990 to May 1991, he was self employed developing a new restaurant project. From May 1991 to November 1994, Mr. Jones was employed with Good Eats Restaurant Group, serving as President and Chief Operating Officer from July 1993 to November 1994 and Vice President from May 1991 to July 1993. Mr. Jones was elected President and Chief Executive Officer and a director of the Company in November 1994.

      Grahame N. Clark, Jr., has been employed by BancTec, Inc. (a computer systems manufacturer), since August 1980. Within that corporation he has been a director since September 1985, and Chairman and Chief Executive Officer since April 1987. Mr. Clark also serves as a director of Dyson-Kissner-Moran Corporation (a private investment company). Mr. Clark has been a director of the Company since February 1990.

      Jack D. Knox is presently Chairman of the Board and an 80% shareholder of Sixx Holdings, Inc. He also serves as the General Partner of Six Flags Over Texas Fund, Ltd., which is the owner of a major amusement park complex in Arlington, Texas. Mr. Knox formerly served as Chairman and Chief Executive Officer of Summit Energy, Inc. (an AMEX-listed oil and gas company). He has been a director of the Company since February 1991.

      Joseph V. Mariner, Jr., an engineer, has managed his personal investments since 1978, when he retired as Chief Executive Officer and a director of Hydrometals, Inc. (a conglomerate engaged in electronics, plumbing and non-powered hand tools). He presently serves as a director of Temtex Industries (a manufacturer of fabricated metal products and structural clay products), Peerless Manufacturing Company (a specialist in gas/liquid separation and pulsation dampening), Renters Choice Inc. (a rent-to-own company with 450 stores in 32 states and Puerto Rico), and Dyson-Kissner-Moran Corporation (a private investment company). Mr. Mariner is also a director of a privately held corporation. Mr. Mariner has completed terms as a director for First Republic Bank (now NationsBank of Texas, N.A.) and Varo, Inc. (a major defense electronics manufacturer). Mr. Mariner has been a director of the Company since December 1988.


      THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF THE INDIVIDUALS NOMINATED FOR ELECTION AS A DIRECTOR.



   Meeting Attendance and Committees of the Board

      The Company has standing Executive, Audit, and Compensation and Benefits Committees of the Board. All members of these Committees are noted in the above table. Except as restricted by applicable law, the Executive Committee has all the powers of the Board of Directors between meetings of the Board.

      The Audit Committee of the Board reviews the scope of the independent auditors' examinations and receives and reviews their reports. In addition, any transaction between the Company and officers or directors and their affiliates, or any related party, must be approved in advance by the Audit Committee as being in the best interest of the Company and on terms no less favorable than the Company could receive from third parties. Lawrence E. White, Chief Financial Officer of the Company, is an ex-officio member of the Audit Committee.

      The Compensation and Benefits Committee is responsible for reviewing the compensation of the officers of the Company. In addition, the Compensation and Benefits Committee administers the Company's 1995 Stock Plan. Mr. Jones makes recommendations to the Compensation and Benefits Committee regarding salaries, grants of stock options and stock grants.

      During Fiscal 1996 the Board of Directors met on six occasions; the Audit Committee met on two occasions; the Compensation and Benefits Committee met on two occasions; and the Executive Committee met on two occasions. All directors attended at least seventy-five percent of all meetings of the Board and committees of which they are members either in person or by telephone as permitted under the Texas Business Corporation Act, except for Mr. Knox, who attended eight of the twelve Meetings of the Board and committees on which he served.

   Director Compensation

      Effective April 1, 1995, those directors who are not employees (other than the Chairman of the Board) of the Company receive an annual retainer of $20,000 payable quarterly, and $500 for each Committee and Board of Directors meeting attended, plus reimbursement of travel and other incidental expenses incurred in connection with
   attendance at such meetings.   The Chairman of the Board receives an
   annual retainer of $30,000 and the same meeting fee as the other directors. Upon depletion of the annual retainer, directors are entitled to compensation based upon a $1,250 per diem for any consulting or other time spent on behalf of the Company. The 1995 Stock Plan provides for a grant of 500 restricted shares to each nonemployee director on February 1 of each year. The restriction period on the shares lapse six months after the date of grant. As of March 27, 1997, Grahame N. Clark, Jr., Jack D. Knox, Joseph V. Mariner, Jr., and Joseph S. Thomson have been granted 1,000 shares each pursuant to the 1995 Stock Plan.

      Each nonemployee director who is a member of the Board of Directors both before and after the annual shareholder's meeting each year, will receive compensation in the form of options to purchase 2,500 shares at the fair market value thereof on the date of the grant under the Company's 1995 Stock Plan. Messrs. Clark, Knox, Mariner and Thomson each have received 2,500 options under this Plan as well as 2,500 options at the adoption of the Company's 1995 Stock Plan.


                   COMPENSATION TO EXECUTIVE OFFICERS

      The following table sets forth for the years presented, the compensation of the Company's Chief Executive Officer and the Company's four other most highly compensated Executive Officers serving during 1996.

                 Summary Compensation Table

                        Annual Compensation
                                                        Other
                                                        Annual
   Name and Principal    Calendar  Salary     Bonus      Comp.
   Position                Year      ($)       ($)        ($)
   --------------------   -----    ------     -----    -------
   Wallace A. Jones (2)    1996    250,000      --      7,200 (3)
   President, Chief Exe.   1995    250,000      --      7,200 (3)
   Officer and Director    1994    20,192       --        582 (3)

   Lawrence E. White       1996    168,000      --         --
   Executive V.P. and      1995    167,877      --         --
   Chief Fin Officer       1994    160,000    60,536 (4)   --

   Charles A. Cooper       1996    150,000    15,000     3,738 (3)
   Senior V.P. of          1995    150,000        --        --
   Franchising and         1994    150,000    56,752 (4)    --
   Development

   Mark P. Lamm (5)        1996    95,758     43,793        --
   V.P., Operations        1995    82,423     15,452        --
                           1994    80,000     12,019        --

   Michael E. Sick (7)     1996   113,249         --        --
   V.P., Marketing         1995    93,077         --        --
                           1994        --         --        --

                                     Long Term Compensation
                                     ----------------------
                                    Awards            Payouts
                                -----------------     -------     All
                                  Restr.                         Other
                                  Stock     Secur.     LTIP      Comp.
                      Calendar    Awards   Underly    Payouts     (1)
                        Year       ($)     Options      ($)       ($)
                       -------------------------------------------------
   Wallace A. Jones (2)   1996     --           --         --        --
   President, Chief Exe.  1995     --           --         --        --
   Officer and Director   1994     --      250,000         --        --

   Lawrence E. White      1996     --           --         --       426
   Executive V.P. and     1995     --       25,000         --        --
   Chief Fin Officer      1994     --           --         --       420

   Charles A. Cooper      1996     --       25,000         --       184
   Senior V.P. of         1995     --           --         --        --
   Franchising and        1994     --           --         --       420
   Development

   Mark P. Lamm (5)       1996     --       12,500      5,752 (6)   162
   V.P., Operations       1995     --        5,000         --        --
                          1994     --           --         --       264

   Michael E. Sick (7)    1996     --        5,000        --         --
   V.P., Marketing        1995     --       40,000        --         --
                          1994     --           --        --         --
   __________________

   (1)  Represents employer matching contributions under the Profit
   Sharing Plan.

   (2) Mr. Jones was appointed Chief Executive Officer of the Company on November 11, 1994, with his first day of employment being November 28, 1994.

   (3) Annual auto allowance. The amounts shown for Mr. Jones in 1994 and Mr. Cooper in 1996 represent the prorata portion of such allowance.

   (4) Includes stock awards in the following amounts: White 259 shares with a value of $2,266 and Cooper 243 shares with a value of $2,126.

   (5)  Mr. Lamm was appointed Vice President, Operations on October 24,
   1996.

   (6) Represents vesting of shares and federal income taxes paid on Mr. Lamm's behalf under the 1990 Long-Term Incentive Plan.

   (7)  Mr. Sick was appointed Vice President, Marketing on March 16,
   1995.


                          Option Grants in 1996


                                                          Potential
                                                        Realizable Value
                                                         at Assumed
                                                         Annual Rates
                                                        of Stock Price
                                                         Appreciation
                                                           for Option
                 Individual Grants                          Term (1)
   ----------------------------------------------------  ---------------
               No.of   %of Total
                Secur.   Options
               Underly  Granted   Exercise
               Options   to Empl.  Price      Exp.
   Name        Granted   in 1996   ($/Sh)     Date     5%($)     10%($)
   -------     --------  --------  -------   -----    -----      -----

   Wallace A. Jones
                   0      N/A         N/A      N/A      N/A      N/A

   Charles A.Cooper
                 25,000   40.8%  10.00(2)  10/24/06  78,200(3) 272,600(3)

   Mark P. Lamm
                 10,250   16.7%   10.00(2) 10/24/06  32,100(3)111,800 (3)

   Mark P. Lamm
                 2,250     3.7%    8.00(4) 07/01/06  11,300    28,700

   Michael E. Sick
                  5,000    8.2%   10.00(2) 10/24/06  15,600(3) 54,500(3)

   ___________________

   (1) The numbers shown reflect the values accumulated over a 10-year period.

   (2) Fair market value at the date of grant was $8.06. The options are exercisable, cumulatively, 20% on the first five anniversary dates of grant. In addition, the options become exercisable in full upon a change in control of the Company, whether by reorganization, consolidation, merger or otherwise, or upon a sale, lease, exchange or other disposition of all or substantially all of the assets of the Company.

   (3) Amount calculated based upon fair market value at date of grant of $8.06 which was below exercise price.

   (4) The exercise price is the fair market value of the Common Stock on the date of grant. The options are exercisable, cumulatively, 20% on the first five anniversary dates of grant. In addition, the options become exercisable in full upon a change in control of the Company, whether by reorganization, consolidation, merger or otherwise, or upon a sale, lease, exchange or other disposition of all or substantially all of the assets of the Company.


             Aggregated Option Exercises in Last Fiscal Year
                         and Year-End Option Values


                                           Number of        Value of
                                           Securities      Unexercised
                                           Underlying     in-the-Money
                                          Unexercised      Options at
                   Shares                  Options          12/31/96
                Acquired On   Value       12/31/96         ($) (1)
                  Exercise   Realized    Exercisable/    Exercisable/
                      (#)      ($)      Unexercisable    Unexercisable
                  --------   -------    --------------   -------------

   Wallace A. Jones   -         -      100,000/150,000(2)      0/0

   Lawrence E. White  -         -      50,000/0       (3)      0/0
                                       5,000/20,000   (4)      0/0

   Charles A. Cooper  -         -      5,000/20,000   (5)      0/0
                                       25,000/0       (3)      0/0
                                       0/25,000       (4)      0/0

   Mark P. Lamm       -         -      5,000/20,000   (5)      0/0
                                       1,000/4,000    (4)      0/0
                                       0/2,250        (6)      0/0
                                       0/10,250       (4)      0/0

   Michael E. Sick    -         -     6,000/9,000     (7)      0/0
                                      5,000/20,000    (4)      0/0
                                      0/5,000         (4)      0/0


   (1)  Stock price was $7.88 on December 31, 1996
   (2)  Exercise price is $12.13
   (3)  Exercise price is $9.56
   (4)  Exercise price is $10.00
   (5)  Exercise price is $9.63
   (6)  Exercise price is $8.00
   (7)  Exercise price is $8.75


        There were no Option/SAR repricings, nor long-term incentive plan awards during 1996. Accordingly, disclosure tables are not presented.

Compensation Committee Interlocks and Insider Participation

        No member of the Compensation and Benefits Committee is or has been an officer or employee of the Company or any of its subsidiaries or had any relationship requiring disclosure pursuant to Item 404 of Regulation S-K. In 1996, no executive officer of the Company served on the Compensation and Benefits Committee, or similar committee, or as a director of another entity, one of whose executive officers served on the Compensation and Benefits Committee or on the Company's Board of Directors.


   Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act requires the Company's officers and directors, and persons who own more than 10 percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "SEC"). Officers, directors and greater than 10-percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it, or written representation from certain reporting persons that no Forms 5 were required for those persons, the Company believes that, from January 1, 1996 to December 31, 1996, all filing requirements applicable to its officers, directors, and greater than 10-percent beneficial owners were timely met.





          REPORT OF THE COMPENSATION AND BENEFITS COMMITTEE

        The Compensation and Benefits Committee of the Board of Directors, comprised of the four undersigned outside directors of the Company, has responsibility for determining compensation plans for all executive officers of the Company. During 1996, the Committee met in its role as a Committee and as members of the Board to consider compensation for certain newly promoted executive officers, short-term bonus plans, discretionary bonuses and stock option awards for certain executive officers, and severance agreements for certain former executive officers whose employment with the Company terminated during 1996.


        The Committee has adopted a long-standing policy, which was based on review of recommendations by an outside consulting firm, that the Company's executive compensation plan should have three principal components:

        -- Competitive base salaries. In order to attract and retain high-quality management the Company should offer appropriate salaries commensurate with their skills and experience. The Committee considers recommendations by the Chief Executive Officer in determining other executive base salaries, as well as information on industry practice as provided by the outside consulting firm and other available sources.

       -- A short-term bonus plan. To encourage and reward near-term improvements in the Company's performance, the Committee determined to offer an annual bonus plan based on pre-tax earnings improvements from the prior year. The plan considers Company budget objectives and awards participating executives a percentage of their base salary up to targets determined by a review of industry practice. Bonuses for profit improvements up to a target level are paid in cash, and profit improvements above the target level are paid half in cash and half in stock. Provision also has been made for discretionary bonuses in certain situations.

      -- A long-term incentive plan. The Committee determined to establish a long-term incentive plan to accomplish the following objectives:

            -    reward sustained performance;
            -    balance short-term and long-term focus;
            -    attract and retain qualified management;
            -    build executive equity ownership;
            -    align executive and shareholder interests; and
            -    minimize adverse financial statement impact of awards.


           To these ends, the Committee determined that stock option awards are most effective in accomplishing the desired objectives.


        The Company has not made significant use of supplemental executive benefits and perquisites such as supplemental retirement benefits, executive physical exams, or financial planning services, as is done in many companies in its industry. Instead, compensation has emphasized the above described plans.


        The Committee is responsible for reviewing and recommending base salary changes for officers. In 1996, no increases were made to the base salary of the Chief Executive Officer. Mr. Jones' base salary was negotiated as part of an employment agreement entered into upon his joining the Company in November 1994, and no changes have been
   made.   The Committee also reviewed and approved recommendations by the Chief Executive Officer for compensation packages for three newly promoted executive officers, including two named in the compensation tables, Mr. Cooper and Mr. Lamm. Mr. Cooper's increased compensation reflected adding a car allowance to his existing compensation to reflect the frequent travel requirements of his position. Various considerations were reviewed in determining the compensation for Mr. Lamm, including industry practice, based on the Company's experience in hiring his predecessor in the position, as well as existing Company compensation practices. Compensation for Mr. Lamm included base salary and car allowance, stock options, and participation in the executive short-term bonus plan with targets established commensurate with his responsibilities based on a study done in 1992 by an outside consulting firm.

        The executive short-term bonus plan for 1996 was based on a pre-determined formula designed to pay bonuses ratably as pre-tax profits improved over a base improvement above actual 1995 pre-tax profits. The ratable payout formula had a target of a pre-tax profit improvement based on the Company's 1996 operating budget as approved by the Board of Directors. Because the Company had a pre-tax loss in 1996 and the base profit improvement was not achieved, no bonuses were awarded under the plan. Based on recommendations from the Chief Executive Officer, however, certain discretionary bonus awards were made for individual performance to two executive officers, including one named executive officer, Mr. Cooper, whose bonus is shown in the compensation tables. Also, prior to his promotion as Vice President of Operations, Mr. Lamm earned bonuses disclosed in the compensation tables as part of the Company's monthly performance bonus plan for restaurant multi-unit supervision.

        The Committee also recommends awards under stock option plans. Stock option grants totaling 40,250 shares were made to three named executive officers, Mr. Cooper, Mr. Sick and Mr. Lamm, whose grants are included in the compensation tables. These grants reflected an exercise price of $10 per share, approximately 24% above the then-current market price as defined by the El Chico Restaurants, Inc. 1995 Stock Plan. The grants were made at higher exercise prices to encourage greater focus on significant, long-term share price appreciation and to be more consistent with other previously awarded grants to other officers. Prior to his promotion to his present position, Mr. Lamm also earned certain option awards, as disclosed in the compensation tables, under the formula terms of the restaurant multi-unit supervisor quarterly stock option plan. The Committee and the Board approved this formula plan, which is based on improvement in restaurant cash flow. No other stock option grants were made nor existing stock options repriced in 1996 to named executive officers, and none of the named executive officers exercised any stock options in 1996.

        During 1996, two executive officers terminated their employment with the Company. The Committee and the Board considered and approved severance agreements for these individuals. Severance agreements were based on Company and industry practice as recommended by outside advisors.


        Federal income tax legislation has limited the deductibility of certain compensation paid to the Chief Executive Officer and covered employees to the extent the compensation exceeds $1,000,000. Performance-based compensation and certain other compensation, as defined, is not subject to the deduction limitation of this regulation section 162(m). It is not currently anticipated that any covered employee would earn annual compensation in excess of the one million dollar definition under existing or proposed compensation plans. The Company continually reviews its compensation plans to minimize or avoid potential adverse effects of this legislation. The Committee will consider recommending such steps as may be required to qualify either annual or long-term incentive compensation for deductibility if that appears appropriate at some time in the future.

        The accompanying graph of total return performance for the Company's Common Stock compared with the NASDAQ broad market index of U.S. companies, and the peer group index of NASDAQ restaurant companies is an integral part of this report. The peer group index is determined and constructed independently by the Center for Research in Security Prices of the University of Chicago.



                                 Members of the Compensation and Benefits
                                  Committee



                                 Grahame N. Clark, Jr., Chairman
                                 Jack D. Knox
                                 Joseph V. Mariner, Jr.
                                 Joseph S. Thomson


                                 March 27, 1997

   THIS GRAPH WAS SENT IN HARD COPY TO THE SECURITIES AND
   EXCHANGE COMMISSION.

                       CERTAIN TRANSACTIONS


        Joseph S. Thomson, Chairman of the Board of the Company, owns 100% of the stock of two corporations that own and operate six franchised El Chico restaurants located in Conway, Arkansas; Fort Smith, Arkansas; Fayetteville, Arkansas; Marshall, Texas; Meridian, Mississippi; and Jackson, Mississippi. Each of these franchises was initially granted before Mr. Thomson was elected a director, and all six franchises were granted on the same terms as franchises granted to other independent parties. Effective January 1, 1993, each franchise agreement was renewed and extended using the Company's new form of franchise agreement, as amended. The foregoing transactions were approved by the disinterested directors after the Audit Committee found them to be in the best interests of the Company and on terms no less favorable then could have been obtained from independent parties. During Fiscal 1996, total royalty and marketing fees paid to the Company under the franchise agreements entered into with Mr. Thomson were approximately $478,000. In addition, Mr. Thomson paid $230,000 to the Company for equipment and a construction administration fee for a major remodel in Fayetteville, Arkansas as well as other equipment for his franchised restaurants. The amount paid was based upon other similar arm's-length transactions.



                       PROPOSALS OF SHAREHOLDERS

        Shareholders of the Company who intend to present a proposal for action at the 1998 annual meeting of shareholders of the Company must notify the Company's management of such intention by notice received at the Company's principal executive offices not less than 120 days in advance of April 8, 1998 for such proposal to be considered for inclusion in the Company's proxy statement and form of proxy relating to such meeting.



               RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

        The Company's Independent Public Accountants for the year ended December 31, 1996, were the firm of KPMG Peat Marwick LLP. It is expected that one or more representatives of such firm will attend the Meeting, will be given the opportunity, if they so desire, to make statements and will be available to respond to appropriate questions. The Board of Directors, on recommendation of the Audit Committee, has selected the firm of KPMG Peat Marwick LLP as the Company's Independent Accountants for the year ending December 31, 1997.

                             ANNUAL REPORT


        The 1996 Annual Report is being mailed to shareholders with this Proxy Statement. The Annual Report is not to be regarded as proxy soliciting material.



                                 BY ORDER OF THE BOARD OF DIRECTORS



                                 JOSEPH S. THOMSON
                                 Chairman of the Board



   April 8, 1997
   Dallas, Texas




        IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. SHAREHOLDERS, WHO DO NOT EXPECT TO ATTEND THE MEETING AND WISH THEIR STOCK TO BE VOTED, ARE URGED TO DATE, SIGN, AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED SELF-ADDRESSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.